Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Reports FY14 Third Quarter Operating Results

ATK Third Quarter Year-Over-Year Sales Increased 14 Percent; Year-Over-Year Operating Income Up 37 Percent

ATK Increases FY14 Sales, EPS, and Free Cash Flow Guidance

ATK Board of Directors Declares 23 Percent Increase to Quarterly Dividend and Extends Share Repurchase Program

Arlington, Va.,  Jan. 30, 2014 — ATK (NYSE: ATK) today reported operating results for the third quarter of its Fiscal Year 2014, which ended on Dec. 29, 2013. Orders for the quarter were $1.3 billion, down from $1.4 billion in the prior-year quarter. This brings the year-to-date book-to-bill ratio to approximately 1.0, which is down from 1.2 in the prior-year quarter. The decrease was driven by lower orders in the Sporting and Defense Groups, offset by an increase in the Aerospace Group. Some of the decrease in Sporting Group orders reflects anticipated normalization following a record volume of orders in FY13. Third quarter year-over-year sales of $1.2 billion were up 14 percent, due to increased sales in the Sporting and Aerospace Groups, partially offset by a sales decline in the Defense Group.

During the third quarter, ATK’s Aerospace and Defense Groups recorded strategic contract wins including a contract to provide sub-structural composite components for the Boeing 787 Dreamliner. This contract win adds to ATK's long-term relationship of supporting Boeing with composite structures, spanning many dynamic products across the commercial aircraft, military aircraft, launch vehicle and satellite industries. Airbus also awarded ATK a contract to manufacture and supply composite stringers and frames on the -1000 variant of the A350 XWB. The contract expansion adds to the work already being performed on the A350 XWB program. This agreement is the next step in ATK’s valuable working relationship with Airbus and its partners. In addition, the Italian Air Force committed to be the first customer for aircraft equipped with ATK’s unique roll-on, roll-off palletized gun and command and control systems.
Successful program execution included the full deployment of a large MegaFlex™ solar array and the completion of the System Design Review for the Stratolaunch Air Launch Vehicle.
In the Sporting Group, the U.S. Army selected the company's BLACKHAWK!® SERPA® Tactical Holster for its Improved Modular Tactical Holster Program. With this five-year, $24 million Indefinite Delivery Indefinite Quantity, multiple source contract, the holster is now the current platform for the U.S. Army, Army Military Police, U.S. Marine Corps, the German Army and other law enforcement and military agencies both domestic and international. In addition to organic growth, the company is successfully integrating both Savage and Bushnell into its Sporting Group.
"ATK continues to deliver on our business strategy to strengthen the company’s leadership positions in our core markets," said Mark DeYoung, ATK President and Chief Executive Officer. "Our focus on execution excellence, efficiency improvements and strategic growth initiatives continues to allow us to deliver strong financial performance. Our leadership in the sporting market contributed to our solid performance as the Sporting Group accounted for 43 percent of the company's total revenue. ATK's recent wins in the third quarter, such as work on the Boeing 787, Airbus A350 and SERPA Holster contracts, demonstrate we are a preferred partner and innovation leader with opportunity for continued long-term growth. ATK is focused on delivering returns to our shareholders and quality products to our customers."

 Operating profit in the third quarter increased approximately $39 million from the prior-year period. On an adjusted basis, operating profit in the third quarter increased $55 million (see reconciliation table for details). Adjusted operating profit increased due to higher sales and profit in the Sporting Group, partially offset by a decrease in profit in the Aerospace Group. Net income in the third quarter was $80 million, up from $63 million in the prior-year period. Adjusted net income in the third quarter was $93 million (see reconciliation table for details). Fully diluted earnings per share were $2.46 compared to $1.93 in the prior-year period. On an adjusted basis, fully diluted earnings per share were $2.87 (see reconciliation table for details). Adjusted net income and EPS increased due to the operating profit noted above and a lower tax rate, partially offset by a higher interest expense. Please see segment and corporate results below.

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the third quarter of the fiscal year, which ended Dec. 29, 2013 (in thousands).

Sales:

	Quarters Ended
	December 29, 2013	December 30, 2012	$ Change	% Change
Aerospace Group	$318,078	$305,050	$13,028	4.3%
Defense Group	455,249	508,155	(52,906)	(10.4)%
Sporting Group	524,228	294,127	230,101	78.2%
Eliminations	$(89,151)	$(51,150)	(38,001)	74.3%
Total sales	$1,208,404	$1,056,182	$152,222	14.4%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended
	December 29, 2013	December 30, 2012	$ Change	% Change
Aerospace Group	$33,383	$37,478	$(4,095)	(10.9)%
Defense Group	53,078	53,389	(311)	(0.6)%
Sporting Group	81,119	30,215	50,904	168.5%
Corporate	(21,605)	(14,223)	(7,382)	51.9%
Total operating profit	$145,975	$106,859	$39,116	36.6%

SEGMENT RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group.

AEROSPACE GROUP

Third quarter sales were up 4 percent to $318 million compared to $305 million in the prior-year quarter, reflecting increased sales in the Space Systems Operations and Aerospace Structures divisions, partially offset by lower sales in the Space Components division.

Operating profit in the quarter decreased 11 percent to $33 million compared to $37 million in the prior-year quarter, partially driven by the absence of an award fee in the group's propulsion business that was recorded in the prior-year period.

DEFENSE GROUP

Sales in the third quarter decreased 10 percent to $455 million compared to $508 million in the prior-year quarter. The decrease was driven by reduced sales in the Armament Systems and Small Caliber Systems divisions as programs neared completion, and impacts from federal budget reductions.

Operating profit for the quarter was relatively flat at $53 million, reflecting the reduced sales volume noted above, offset by a variety of operational improvements.

SPORTING GROUP

Third quarter sales increased 78 percent to $524 million compared to $294 million in the prior-year quarter, including results from the recently acquired businesses of Savage and Bushnell, and a 31 percent organic growth rate. Sales from Savage and Bushnell were $54 million and $85 million, respectively.

Operating profit in the third quarter increased 168 percent to $81 million compared to $30 million in the prior-year quarter, including Savage and Bushnell, and the organic sales increase noted above. Operating profit from Savage and Bushnell was $13 million and $3 million, respectively. Third quarter operating profit for Bushnell includes inventory step-up and transition costs.

CORPORATE AND OTHER

In the third quarter, corporate and other expenses totaled $22 million compared to $14 million in the prior-year quarter, reflecting transaction costs of $10 million related to acquisitions and higher intercompany profit eliminations, partially offset by a reduction in pension expense. The tax rate for the quarter was 32.7 percent compared to 31.9 percent in the prior year. The higher tax rate is due primarily to nondeductible acquisition-related costs and lower benefits from the Domestic Manufacturing Deduction, partially offset by a favorable true-up of prior-year taxes and extension of the federal R&D tax credit in 2013.

Interest expense was $29 million compared to $14 million in the prior-year quarter, reflecting higher average debt levels and the write-off of $6 million of deferred financing costs as a result of previously announced debt refinancing. Year-to-date free cash flow was $142 million compared to free cash flow of $57 million in the prior-year period (see reconciliation table for details). The increase in free cash flow reflects the impact of a reduction in pension contributions of $100 million over the prior year, the absence of a LUU flare settlement payment in the prior year, and decreased tax payments, offset by increased working capital, primarily due to the timing of payments and collection of a significant receivable in the prior year. Year-to-date capital expenditures were $81 million compared to $61 million in the prior year, primarily driven by capital expenditures in the Defense Group, due to a new contract in the Small Caliber Systems division and capital expenditures as part of the Savage acquisition.

A total of $4 million in shares were repurchased in the third quarter, bringing the total value of share repurchases to $112 million since ATK's Board of Directors established the two-year repurchase program on Jan. 31, 2012. This week, on Jan. 29, 2014, the Board of Directors approved the extension of the share repurchase program until March 31, 2015. This will allow the company the option to offset the potential dilution of any shares that could be issued in connection with the potential retirement of the convertible notes in August 2014.

OUTLOOK

ATK is raising its full-year FY14 sales guidance to a range of approximately $4.73 billion to $4.78 billion, up from previous guidance of $4.68 billion to $4.73 billion, reflecting improved operating performance in the Sporting Group. The effective tax rate for the year is expected to be approximately 33.5 percent, down from previous guidance of approximately 34.5 percent, due primarily to the favorable true-up of prior-year taxes.

Full-year FY14 EPS guidance is now $9.50 to $9.80, up from previous guidance of $9.10 to $9.40, reflecting improved sales as noted above and a lower expected tax rate. ATK expects its full-year FY14 free cash flow guidance in the range of $215 million to $235 million, up from previous guidance of $210 million to $230 million (see reconciliation table for details).

ATK's Board of Directors has declared a 23 percent increase in its quarterly cash dividend to $0.32 per share, up from $0.26 per share. The dividend will be payable March 27, 2014, to stockholders of record as of March 4, 2014.

 "We are pleased with our third quarter performance and execution across the business. We are committed to returning value to our shareholders, and the company's Board of Directors increased the quarterly cash dividend by 23 percent," said Neal Cohen, ATK Executive Vice President and Chief Financial Officer.

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and Earnings Per Share (EPS) excluding transaction costs associated with acquisitions, write-off of deferred financing costs, Bushnell inventory step-up, and the results of the Radford Army Ammunition Plant (RFAAP) are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ending

December 29, 2013:

	Sales	EBIT	Margin	Interest expense	Taxes	After-tax	EPS
As reported	$1,208,404	$145,975	12.1%	$28,501	$38,954	$80,286	$2.46
Transaction costs		10,200			1,809	8,391	0.26
Deferred financing costs written off				(6,166)	2,374	3,792	0.12
Inventory step-up		1,377			530	847	0.03
As adjusted	$1,208,404	$157,552	13.0%	$22,335	$43,667	$93,316	$2.87

December 30, 2012:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,056,182	$106,859	10.1%	$29,693	$63,175	$1.93
Radford	(6,741)	(4,259)		(1,661)	(2,598)	(0.09)
As adjusted	$1,049,441	$102,600	9.8%	$28,032	$60,577	$1.84

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Nine months ended December 29, 2013	Nine months ended December 30, 2012	Projected Year Ending March 31, 2014
Cash provided by operating activities	$222,284	$118,400	$360,000–$380,000
Capital expenditures	(80,580)	(61,351)	~(145,000)
Free cash flow	$141,704	$57,049	$215,000–$235,000

ATK is an aerospace, defense and commercial products company with operations in 22 states, Puerto Rico and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk or on Twitter @ATK.
Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the risk that the anticipated benefits and cost savings from the Bushnell transaction may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell's products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment; assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA's new Space Launch System; demand for commercial and military ammunition; sales levels of firearms; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with compliance and diversification into new markets, including international markets; assumptions regarding the company's long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices and production costs; foreign currency exchange rates and fluctuations in those rates; assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company's shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company's capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	QUARTERS ENDED		NINE MONTHS ENDED
(Amounts in thousands except per share data)	December 29, 2013	December 30, 2012	December 29, 2013	December 30, 2012
Sales	$1,208,404	$1,056,182	$3,429,526	$3,208,271
Cost of sales	919,234	836,555	2,630,919	2,510,754
Gross profit	289,170	219,627	798,607	697,517
Operating expenses:
Research and development	11,899	13,947	34,126	43,869
Selling	56,952	41,535	146,617	121,670
General and administrative	74,344	57,286	198,003	183,874
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	145,975	106,859	419,861	348,104
Interest expense	(28,501)	(14,074)	(57,634)	(51,986)
Interest income	1,793	139	1,884	326
Loss on extinguishment of debt	—	—	—	(11,773)
Income before income taxes and noncontrolling interest	119,267	92,924	364,111	284,671
Income tax provision	38,954	29,693	118,991	85,330
Net income	80,313	63,231	245,120	199,341
Less net income attributable to noncontrolling interest	27	56	210	276
Net income attributable to Alliant Techsystems Inc.	$80,286	$63,175	$244,910	$199,065
Alliant Techsystems Inc. earnings per common share:
Basic	$2.55	$1.95	$7.73	$6.13
Diluted	$2.46	$1.93	$7.55	$6.10
Cash dividends paid per share	$0.26	$0.26	$0.78	$0.66
Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	31,536	32,454	31,701	32,493
Diluted	32,613	32,652	32,418	32,641

Net Income (from above)	$80,313	$63,231	$245,120	$199,341
Other comprehensive income (loss), net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $2,810, $841, $8,430, and $2,524	(4,531)	(1,352)	(13,594)	(4,055)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(14,198), $(12,279), and $(42,594) $(36,897)	22,847	19,519	68,541	58,561
Valuation adjustment for pension and postretirement benefit plans, net of tax (expense) benefit of $0, $0, $0, and $(732)	—	—	—	1,268
Change in fair value of derivatives, net of tax benefit (expense) of $(1,406), $681, $342 and $1,534, respectively	2,246	(1,064)	(547)	(2,399)
Change in fair value of available-for-sale securities, net of tax benefit (expense) of $(35), $(26), $29, and $122, respectively	56	41	(47)	(191)
Change in cumulative translation adjustment, net of income taxes of $1,035, $0, $1,011, and $0	(1,654)	—	(1,620)	—
Total other comprehensive income	$18,964	$17,144	$52,733	$53,184
Comprehensive income	99,277	80,375	297,853	252,525
Less comprehensive income attributable to noncontrolling interest	27	56	210	276
Comprehensive income attributable to Alliant Techsystems Inc.	$99,250	$80,319	$297,643	$252,249

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	December 29, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$189,757	$417,289
Net receivables	1,411,301	1,312,573
Net inventories	553,217	315,064
Income tax receivable	6,584	22,066
Deferred income tax assets	77,953	106,566
Other current assets	76,526	45,174
Total current assets	2,315,338	2,218,732
Net property, plant, and equipment	655,575	602,320
Goodwill	1,913,666	1,251,536
Net intangible assets	590,889	109,954
Noncurrent deferred income tax assets	—	95,007
Deferred charges and other non-current assets	115,947	105,461
Total assets	$5,591,415	$4,383,010
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$247,358	$50,000
Accounts payable	251,803	337,713
Contract advances and allowances	107,581	119,491
Accrued compensation	107,662	137,630
Accrued income taxes	—	—
Other accrued liabilities	343,386	262,021
Total current liabilities	1,057,790	906,855
Long-term debt	1,857,000	1,023,877
Noncurrent deferred income tax liabilities	48,692	—
Postretirement and postemployment benefits liabilities	85,449	94,087
Accrued pension liability	679,984	719,172
Other long-term liabilities	116,216	126,458
Total liabilities	3,845,131	2,870,449
Commitments and contingencies (Notes 16)
Common stock—$.01 par value:
Authorized—180,000,000 shares, Issued and outstanding—31,823,696 shares at December 29, 2013 and 32,318,295 shares at March 31, 2013	318	323
Additional paid-in-capital	538,563	534,137
Retained earnings	2,703,442	2,483,483
Accumulated other comprehensive loss	(775,571)	(828,304)
Common stock in treasury, at cost—9,731,753 shares held at December 29, 2013 and 9,237,154 shares held at March 31, 2013	(731,070)	(687,470)
Total Alliant Techsystems Inc. stockholders' equity	1,735,682	1,502,169
Noncontrolling interest	10,602	10,392
Total equity	1,746,284	1,512,561
Total liabilities and equity	$5,591,415	$4,383,010

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	NINE MONTHS ENDED
(Amounts in thousands)	December 29, 2013	December 30, 2012
Operating Activities
Net income	$245,120	$199,341
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	70,160	73,578
Amortization of intangible assets	17,239	8,400
Amortization of debt discount	5,481	5,116
Amortization of deferred financing costs	9,047	2,948
Deferred income taxes	12,170	(17,655)
Loss on extinguishment of debt	—	11,773
Loss on disposal of property	3,908	638
Share-based plans expense	9,437	10,878
Excess tax benefits from share-based plans	(833)	(2)
Changes in assets and liabilities net of effects of business acquisitions:
Net receivables	46,217	87,288
Net inventories	(47,679)	(44,757)
Accounts payable	(177,435)	(113,411)
Contract advances and allowances	(11,910)	5,525
Accrued compensation	(35,570)	(7,076)
Accrued income taxes	9,726	(22,976)
Pension and other postretirement benefits	41,284	(30,975)
Other assets and liabilities	25,922	(50,233)
Cash provided by operating activities	222,284	118,400
Investing Activities
Capital expenditures	(80,580)	(61,351)
Acquisition of business, net of cash acquired	(1,301,597)	—
Proceeds from the disposition of property, plant, and equipment	5,326	19
Cash used for investing activities	(1,376,851)	(61,332)
Financing Activities
Borrowings on line of credit	280,000	—
Repayments of line of credit	(280,000)	—
Payments made on bank debt	(25,000)	(10,000)
Payments made to extinguish debt	(510,000)	(409,000)
Proceeds from issuance of long-term debt	1,560,000	200,000
Payments made for debt issue costs	(21,641)	(1,458)
Purchase of treasury shares	(53,270)	(24,997)
Dividends paid	(24,951)	(21,563)
Proceeds from employee stock compensation plans	729	3,056
Excess tax benefits from share-based plans	833	2
Cash provided by (used for) financing activities	926,700	(263,960)
Effect of foreign currency exchange rate fluctuations on cash	335	—
Decrease in cash and cash equivalents	(227,532)	(206,892)
Cash and cash equivalents at beginning of period	417,289	568,813
Cash and cash equivalents at end of period	$189,757	$361,921